News Release

For Further Information

Media Relations:	Nick Iammartino, 816-932-4835, nick.iammartino@hrblock.com
Investor Relations:	Scott Dudley, 816-932-8342, scott.dudley@hrblock.com

H&R BLOCK REPORTS SECOND QUARTER FINANCIAL RESULTS

Full-Year Earnings Guidance Lowered on Mortgage Outlook

FOR RELEASE NOV. 17, 2005 4:00 P.M. EST

KANSAS CITY, Mo. – H&R Block Inc. (NYSE: HRB) today reported a net loss of $72.2 million, or 22 cents per share, for the second quarter of fiscal 2006 compared with a loss of $49.9 million, or 15 cents per share, in the year-ago quarter. Revenues in the quarter rose 14 percent to $620.4 million from $542.0 million in the prior-year period, with all business segments contributing to top-line growth.

“Good performance in our Tax Services, RSM McGladrey and Financial Advisors businesses was offset by weak mortgage earnings,” said Mark A. Ernst, chairman and chief executive officer. “Though mortgage originations and revenues were up during the second quarter, industry pricing pressure and rising funding rates combined to limit mortgage earnings.”

Highlights of the 2006 second quarter include:

•

Solid execution by Tax Services in expanding retail locations in preparation for the upcoming tax filing season. The company now expects that an additional 1,000 H&R Block locations will be operating this tax season.

•	A ninth straight quarter of double-digit organic revenue growth for RSM McGladrey, along with successful early integration of the newly acquired American Express Tax & Business Services division.
•	A 30 percent increase in revenues for H&R Block Financial Advisors and a 62 percent reduction in pretax loss versus the prior-year quarter.

“Despite the mortgage rate increases we put into effect during the second quarter, rising funding costs in the secondary market limited our ability to realize margin improvement during the quarter,” Ernst said. “The further rate increases we have put into place and expect to achieve in the coming two months should help us restore our margins meaningfully in our third quarter and to acceptable levels by the fourth quarter.”

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H&R Block Reports Second Quarter Financial Results – page 2 of 5

“Given the risk associated with the unsettled market dynamics and the pace of secondary market rate increases in the past three months, we now expect that fiscal 2006 company earnings are likely to range from $1.90 to $2.15 per share,” Ernst said. The new guidance compares with a previous range of $2.12 to $2.32 per share established in June 2005.

“This change in earnings outlook is entirely associated with mortgage expectations and is partially offset by improving results in our other lines of business,” Ernst concluded.

For the six months ended Oct. 31, 2005, H&R Block reported a net loss of $100.5 million, or 31 cents per share, compared with a loss of $86.6 million, or 26 cents per share, for the same period of fiscal 2005. Six-month revenues rose 20 percent to $1.2 billion in fiscal 2006 from $1.0 billion last year.

Tax Services

Second quarter 2006 revenues increased 9 percent to $80.8 million from $74.1 million in the prior-year period. A pretax loss of $142.9 million in the fiscal 2006 quarter was 7 percent greater than the $133.9 million loss posted last year, due to incremental costs associated with retail office expansion from offices opened in the last year as well as current-year additions.

For the first six months of fiscal 2006, revenues of $138.0 million were up 11 percent from $124.6 million last year. The pretax loss of $287.4 million compares with a loss of $246.6 million in the year-ago period.

“Our plans for the 2006 tax season are in place, and we’re focusing now on final implementation,” Ernst said. “In particular, our program to add approximately 1,000 retail locations is on target.” The company expects to meet or exceed the top of its 500 to 700 range for additional retail offices and estimates it will open approximately 300 more shared locations in Wal-Mart, Sears and other retail stores.

“We believe these locations will contribute to business growth this year by offering greater convenience and enhancing our ability to serve clients quickly and efficiently,” Ernst said. “We expect incremental client growth both this year and for several years to come as a result of adding these new service locations.”

Mortgage Services

Pretax income in mortgage services declined 44 percent in the fiscal 2006 second quarter to $61.0 million from $108.5 million last year. Revenues rose 6 percent to $301.5 million in the current quarter from $284.3 million a year ago.

For the first six months of fiscal 2006, revenues of $662.0 million were 19 percent ahead of last year’s $556.3 million, and pretax income of $195.5 million was 10 percent under last year’s $217.5 million.

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H&R Block Reports Second Quarter Financial Results – page 3 of 5

“We went into the second quarter knowing that conditions would be challenging in the mortgage business,” Ernst said. “However, secondary market funding costs rose sharply, offsetting the increased coupon rates we had begun to generate.

“As we start the third quarter, our coupon rate increases have started to outpace the increases in our funding costs. As a result we are optimistic that we can increase origination margin in the third quarter and again in the fourth, benefiting as well from successful cost-discipline measures,” Ernst said.

Loan origination volume continued to climb in the quarter, reaching a record $12.6 billion versus $10.9 billion in the first quarter of fiscal 2006. “Thanks to the quality of client service we deliver, our production volume held up even as we led the industry in raising rates,” Ernst said. “We expect originations to remain in the range of $10 billion to $11 billion in each of the next two quarters.”

Loan origination costs improved to 1.79 percent in the second quarter of 2006 from 1.94 percent in the year’s first quarter and 2.47 percent a year ago.

Total gain on sale for Mortgage Services was $162.6 million for the current quarter, 12 percent lower than $184.1 million in last year’s period. The decrease is due primarily to declining margins, partially offset by growth in loan originations, a net gain on disposition of residual interests and higher gains from interest-rate hedging activities.

Option One increased its mortgage servicing portfolio 54 percent to $82.4 billion at the end of this year’s second quarter, versus $53.6 billion a year ago. Servicing revenues advanced 60 percent to $100.4 million in the quarter from $62.6 million in the year-ago period.

Overall, the segment’s residual interests performed as expected, as the effect of lower than previously modeled credit losses was mostly offset by higher interest rates. Consequently, the company realized a net write-up to residuals of $12.8 million in the quarter, which was recorded in other comprehensive income, net of deferred taxes. The company also realized a write-up of $2.4 million on trading residuals. This write-up, and $9.7 million in write-downs, was recorded in gains on sales of mortgage assets in the income statement.

Business Services

In the 2006 second quarter, Business Services revenues rose 29 percent to $166.8 million from $129.0 million a year earlier. Revenues rose 13 percent excluding the impact of the American Express Tax & Business Services division acquired effective Oct. 1. The segment’s pretax loss improved 56 percent to $2.1 million versus $4.9 million last year. The business is highly seasonal and typically loses money outside the third and fourth quarters.

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H&R Block Reports Second Quarter Financial Results – page 4 of 5

Six-month 2006 revenues of $293.7 million were 23 percent greater than $238.1 million in last year’s period, and a pretax loss of $8.9 million was 40 percent better than last year’s loss of $14.9 million.

“RSM McGladrey continues to perform exceptionally well,” Ernst said, “and we are delighted with the expanded presence the acquisition gives us in providing tax, accounting and business services to mid-sized companies. We welcome our new colleagues formerly with American Express. The integration has been going well. We’re now focused on serving clients and capturing growth opportunities in the coming busy season,” Ernst noted.

Investment Services

Revenues for H&R Block Financial Advisors in the quarter increased 30 percent to $70.0 million from $53.8 million in the prior-year period. The pretax loss of $7.9 million in the quarter was 62 percent better than a loss of $20.8 million last year. Included in the quarterly loss in both years is $9.2 million of intangible amortization.

For the first six months of fiscal 2006, revenues increased 29 percent to $138.0 million from $107.3 million in the prior-year period, and pretax loss declined 62 percent to $15.5 million from $41.1 million. Intangible amortization was $18.3 million in each period.

“We were looking for significant performance improvement at Financial Advisors this year, and so far that expectation is being met,” Ernst said. “There’s work to be done to achieve the level of performance we need to sustain this business, but the trend of improvement is clearly encouraging.”

Dividend Declared

H&R Block’s board of directors declared a quarterly cash dividend of 12.5 cents per share, payable Jan. 3, 2006, to shareholders of record Dec. 13, 2005. The payment will be the company’s 173rd consecutive quarterly dividend.

Other

During the second quarter of fiscal 2006, the company reacquired 4.6 million shares of its common stock at an average purchase price of $27.98 per share.

Conference Call

H&R Block will host a conference call for analysts and institutional investors at 5 p.m. EST (4 p.m. CST) Nov. 17. Mark Ernst, chairman and chief executive officer; Bill Trubeck, executive vice president and chief financial officer; Tim Gokey, president of H&R Block Tax Services; and Bob Dubrish, president and chief executive officer of Option One Mortgage Corp., will discuss the quarter’s results and future expectations, as well as respond to analyst questions.  To access the call, please dial the number approximately five to 10 minutes prior to the scheduled starting time:

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H&R Block Reports Second Quarter Financial Results – page 5 of 5

U.S./Canada:	888-425-2715	Access Code: 1305947
International:	706-679-8257	Access Code: 1305947

The call will be webcast in a listen-only format for the media and public.  The link to the webcast can be obtained at www.hrblock.com. Supplemental slides will be available in connection with the webcast, or can be accessed directly on H&R Block’s Investor Relations Web site at www.hrblock.com/about/investor following market close.

A replay of the call will be available beginning at 8 p.m. EST Nov. 17 until 12 a.m. EST Nov. 25, by dialing 800-642-1687 (U.S./Canada) or 706-645-9291 (international). The replay access code is 1305947. A replay of the webcast will also be available on the company’s Web site at www.hrblock.com through Dec. 17.

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements based upon current information and expectations.  Such statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that could cause actual results to differ materially from what is expressed, implied or forecast in such forward-looking statements.

Such differences could be caused by a number of factors, including, but not limited to: the uncertainty that the company will achieve or exceed its revenue, earnings, and earnings-per-share growth goals or expectations for fiscal year 2006; the uncertainty of the company’s ability to purchase shares of its common stock pursuant to the board’s authorization; the uncertainty of the effect of any share repurchases upon the company and its shareholders; changes in interest rates; changes in economic, political or regulatory environments; changes in competition; litigation involving the company and its subsidiaries; and risks described from time to time in reports and registration statements filed by H&R Block Inc. and its subsidiaries with the Securities and Exchange Commission.  Readers should take these factors into account in evaluating such forward-looking statements.

About H&R Block

H&R Block Inc. (NYSE: HRB) is a leading provider of tax, financial, mortgage, accounting and business consulting products and services. H&R Block is the world’s largest tax services provider, having prepared more than 400 million tax returns since 1955. The company and its subsidiaries generated revenues of $4.4 billion and net income of $636 million in fiscal year 2005 from operations in four principal business segments: tax preparation and advice via in-office, online and software solutions; investment and financial advisory services; retail and wholesale mortgage services; and tax/accounting/business consulting services for mid-sized businesses. Headquartered in Kansas City, Mo., H&R Block markets its services and products under three leading brands – H&R Block, Option One and RSM McGladrey.  For more information visit our Online Press Center at www.hrblock.com.

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KEY OPERATING RESULTS

Preliminary and unaudited, amounts in thousands, except per share data

	Three months ended October 31,
	Revenues		Income (loss)
	2005	2004	2005	2004
		Restated		Restated
Tax Services	$80,813	$74,106	($142,864)	($133,932)
Mortgage Services	301,514	284,332	60,992	108,472
Business Services	166,805	129,047	(2,143)	(4,892)
Investment Services	70,018	53,761	(7,906)	(20,764)
Corporate	1,256	707	(26,455)	(28,702)
	$620,406	$541,953	(118,376)	(79,818)
Income tax benefit			(46,198)	(29,946)
Net loss			($72,178)	($49,872)

Basic and diluted loss per share			($0.22)	($0.15)

Basic and diluted shares outstanding			326,047	329,372

	Six months ended October 31,
	Revenues		Income (loss)
	2005	2004	2005	2004
		Restated		Restated
Tax Services	$138,004	$124,553	($287,370)	($246,578)
Mortgage Services	661,952	556,305	195,460	217,497
Business Services	293,651	238,149	(8,908)	(14,937)
Investment Services	138,001	107,342	(15,458)	(41,107)
Corporate	3,791	2,155	(47,969)	(53,493)
	$1,235,399	$1,028,504	(164,245)	(138,618)
Income tax benefit			(63,743)	(52,004)
Net loss			($100,502)	($86,614)

Basic and diluted loss per share			($0.31)	($0.26)

Basic and diluted shares outstanding			328,381	333,442

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Financial statement amounts reflect the restatement of results for the three and six months ended October 31, 2004, as detailed previously in our Form 10-K/A filed for the year ended April 30, 2005.

On June 8, 2005, our Board of Directors declared a two-for-one stock split of the Company’s Common Stock in the form of a 100% stock distribution, effective August 22, 2005, to shareholders of record as of the close of business on August 1, 2005. All share and per share amounts have been adjusted to reflect the retroactive effect of the stock split.

Basic earnings per share is based on the weighted average number of shares outstanding. The dilutive effect of potential common shares is included in diluted earnings per share except in those periods with a loss.

Certain reclassifications have been made to prior year amounts to conform to the current period presentation. These reclassifications had no effect on the results of operations or stockholders' equity as previously reported.

CONDENSED CONSOLIDATED BALANCE SHEETS

Preliminary and unaudited, amounts in thousands, except share data

	October 31,	April 30,
	2005	2005
ASSETS
Current assets:
Cash and cash equivalents	$392,490	$1,100,213
Cash and cash equivalents - restricted	464,480	516,909
Marketable securities - trading	115,573	11,790
Receivables from customers, brokers, dealers and clearing
organizations, net	577,506	590,226
Receivables, net	696,367	418,788
Prepaid expenses and other current assets	464,005	432,708
Total current assets	2,710,421	3,070,634

Residual interests in securitizations - available-for-sale	144,259	205,936
Beneficial interest in Trusts - trading	169,378	215,367
Mortgage servicing rights	254,702	166,614
Property and equipment, net	362,041	330,150
Intangible assets, net	247,849	247,092
Goodwill, net	1,087,587	1,015,947
Other assets	335,695	287,543
Total assets	$5,311,932	$5,539,283

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Commercial paper	$498,175	$0
Current portion of long-term debt	16,946	25,545
Accounts payable to customers, brokers and dealers	846,913	950,684
Accounts payable, accrued expenses and other	639,812	564,749
Accrued salaries, wages and payroll taxes	170,056	318,644
Accrued income taxes	205,381	349,298
Total current liabilities	2,377,283	2,208,920

Long-term debt	917,884	923,073
Other noncurrent liabilities	428,395	430,919
Total liabilities	3,723,562	3,562,912

Stockholders' equity:
Common stock, no par, stated value $.01 per share	4,359	4,359
Additional paid-in capital	612,207	598,388
Accumulated other comprehensive income	44,463	68,718
Retained earnings	3,010,902	3,188,785
Less cost of 110,565,669 and 104,649,850 shares of
common stock in treasury	(2,083,561)	(1,883,879)
Total stockholders' equity	1,588,370	1,976,371
Total liabilities and stockholders' equity	$5,311,932	$5,539,283

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Preliminary and unaudited, amounts in thousands

	Six months ended October 31,
	2005	2004
		Restated
Cash flows from operating activities:
Net loss	($100,502)	($86,614)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	90,173	80,267
Accretion of residual interests in securitizations	(64,341)	(63,514)
Impairment of residual interests in securitizations	22,108	2,609
Additions to trading securities - residual interests in securitizations	(191,469)	(68,618)
Proceeds from net interest margin transactions	85,472	53,348
Realized gain on sale of residual interests	(28,675)	0
Additions to mortgage servicing rights	(145,678)	(58,894)
Amortization and impairment of mortgage servicing rights	57,590	38,653
Net change in beneficial interest in Trusts	45,989	25,524
Other net changes in working capital, net of acquisitions	(483,420)	(590,035)
Net cash used in operating activities	(712,753)	(667,274)

Cash flows from investing activities:
Cash received from residual interests in securitizations	72,271	73,477
Cash received from sale of residual interests in securitizations	30,497	0
Purchases of property and equipment, net	(77,635)	(60,598)
Payments made for business acquisitions, net of cash acquired	(200,309)	(5,472)
Other, net	13,151	12,138
Net cash provided by (used in) investing activities	(162,025)	19,545

Cash flows from financing activities:
Repayments of commercial paper	(1,101,729)	(1,376,877)
Proceeds from issuance of commercial paper	1,599,904	1,692,933
Proceeds from issuance of long-term debt	0	395,221
Dividends paid	(77,381)	(69,997)
Acquisition of treasury shares	(259,745)	(529,558)
Proceeds from issuance of common stock	48,001	53,933
Other, net	(41,995)	(24,600)
Net cash provided by financing activities	167,055	141,055

Net decrease in cash and cash equivalents	(707,723)	(506,674)
Cash and cash equivalents at beginning of the period	1,100,213	1,072,745
Cash and cash equivalents at end of the period	$392,490	$566,071

Supplementary cash flow data:
Income taxes paid	$169,223	$316,764
Interest paid	50,098	37,320

CONDENSED CONSOLIDATED INCOME STATEMENTS

Preliminary and unaudited, amounts in thousands, except per share data

	Three months ended October 31,		Six months ended October 31,
	2005	2004	2005	2004
		Restated		Restated
Revenues:
Service revenues	$384,263	$290,232	$699,391	$538,820
Other revenues:
Gains on sales of mortgage assets, net	162,630	184,148	399,061	367,508
Interest income	55,010	48,552	104,263	88,272
Product and other revenues	18,503	19,021	32,684	33,904
	620,406	541,953	1,235,399	1,028,504

Operating expenses:
Cost of service revenues	387,827	324,084	731,045	615,059
Cost of other revenues	134,864	96,249	258,221	174,644
Selling, general and administrative	206,549	184,867	395,801	345,063
	729,240	605,200	1,385,067	1,134,766

Operating loss	(108,834)	(63,247)	(149,668)	(106,262)
Interest expense	12,385	18,081	24,820	35,874
Other income, net	2,843	1,510	10,243	3,518

Loss before taxes	(118,376)	(79,818)	(164,245)	(138,618)
Income tax benefit	(46,198)	(29,946)	(63,743)	(52,004)

Net loss	($72,178)	($49,872)	($100,502)	($86,614)

Basic and diluted loss per share	($0.22)	($0.15)	($0.31)	($0.26)

Basic and diluted shares outstanding	326,047	329,372	328,381	333,442

SELECTED OPERATING DATA

Unaudited

Mortgage Services	Three months ended
	10/31/2005	10/31/2004	% change	7/31/2005	% change

Volume of loans originated (thousands):
Wholesale (non-prime)	$11,078,960	$5,528,361	100.4%	$9,537,227	16.2%

Retail: Non-prime	1,111,924	800,975	38.8%	950,806	16.9%
Prime	429,924	183,647	134.1%	399,596	7.6%
	1,541,848	984,622	56.6%	1,350,402	14.2%

Total	$12,620,808	$6,512,983	93.8%	$10,887,629	15.9%

Loan characteristics:
Average loan size (thousands)	$188	$157	19.7%	$165	13.9%
Weighted average interest rate (WAC) (1)	7.48%	7.46%	0.02%	7.52%	-0.04%
Weighted average FICO score (1)	629	609		623

Loan sales (thousands)	$12,497,526	$6,560,780	90.5%	$10,843,006	15.3%

Servicing portfolio:
Number of loans serviced	500,935	362,430	38.2%	451,310	11.0%
Servicing portfolio (billions)	$82.4	$53.6	53.7%	$70.5	16.9%

(1) Represents non-prime production only.

Investment Services	Three months ended
	10/31/2005	10/31/2004	% change	7/31/2005	% change

Customer trades (2)	233,262	192,909	20.9%	226,378	3.0%
Customer daily average trades	3,589	3,014	19.1%	3,593	-0.1%
Average revenue per trade (3)	$123.16	$125.13	-1.6%	$126.71	-2.8%

Customer accounts: (4)
Traditional brokerage	428,543	444,770	-3.6%	431,046	-0.6%
Express IRAs	378,200	334,928	12.9%	379,432	-0.3%
	806,743	779,698	3.5%	810,478	-0.5%

Ending balance of assets under administration (billions)	$29.8	$27.2	9.6%	$30.0	-0.7%
Average assets per traditional brokerage account	$68,837	$60,225	14.3%	$68,870	— %

Average customer margin balances (millions)	$560	$590	-5.1%	$573	-2.3%
Average payables to customers (millions)	$794	$962	-17.5%	$841	-5.6%
Advisors	995	982	1.3%	985	1.0%

(2) Includes only trades on which revenues are earned (“revenue trades”). Revenues, defined as trading revenues, are earned on both transactional and annuitized trades.

(3) Calculated as trading revenues divided by revenue trades.

(4) Includes only accounts with a positive period-end balance.